Exhibit 12
                        AMERICAN AIRLINES, INC.
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)

                                            Three Months Ended March 31,
                                               2005             2004

Earnings (loss):
 Loss before income taxes                   $  (171)          $  (182)

 Add: Total fixed charges (per below)           384               368

 Less:  Interest capitalized                     22                17
  Total earnings (loss) before income taxes $   191           $   169


Fixed charges:
 Interest                                   $   177           $   160

 Portion of rental expense representative
  of the interest factor                        204               206

 Amortization of debt expense                     3                 2
    Total fixed charges                     $   384           $   368

Coverage deficiency                         $   193           $   199

Note: As  of  March 31, 2005, American has guaranteed approximately
      $1.3  billion  of  AMR's  unsecured  debt  and  approximately  $447
      million  of  AMR  Eagle's  secured  debt.   The  impact  of   these
      unconditional guarantees is not included in the above computation.